UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 18, 2006
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.	V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01   OTHER EVENTS

The attached announcement was released to the news media on December 18, 2006.

GLOBAL INVESTMENT UPDATE: PetroSun Corporate Update: Muslow #1

Vancouver, December 18, 2006 - Global Developments, Inc. (PINKSHEETS: GBDP), a publicly traded venture capital company, is pleased to provide the following update with respect to PetroSun Inc., an oil exploration company in which Global holds an equity stake.

PHOENIX, AZ--(MARKET WIRE)--Dec 19, 2006 -- PetroSun, Incorporated (Other OTC:PSUD.PK - News) announced today that Wilcox Operating advised the Company that the Muslow #1 will be drilled to the contract depth of 5,000 feet by the end of December. The Muslow #1 is located in Section 5, Township 20 North, Range 15 West of Caddo Parish, Louisiana. Testing of the well should be completed by mid-January 2007.

The primary objective of the Muslow #1 is the Pettit formation at 4,400 feet. The Rodessa Hill section also produces natural gas and oil in the area adjacent to the 2,961-acre Wilcox Operating Muslow tract.

About PetroSun

PetroSun's current operations are concentrated in the Ark-La-Tex region with plans to expand into New Mexico, Arizona, Utah and Australia in 2007. PetroSun provides a comprehensive array of products and services to the oil industry. Algae BioFuels, a wholly owned subsidiary of PetroSun, is an emerging producer of biodiesel derived from the cultivation of algae. The Company's cutting edge technologies, combined with a proven ability to apply them effectively and safely within a disciplined ROI framework, creates long-term value for PetroSun shareholders and partners. PetroSun is headquartered in Phoenix, Arizona. For more information about PetroSun visit the company's website at http://www.petrosun.us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: December 18, 2006	By:	/s/ John D. Briner
John D. Briner
President